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                                                                     Exhibit 5.1

                              Mirkin & Woolf, P.A.
                      1700 Palm Beach Lakes Boulevard #580
                           West Palm Beach, FL 33401
                              phone (561) 687-4460
                               fax (561) 687-3447
                         email: bizlaw@mirkinwoolf.com


August 2, 2001

Securities and Exchange Commission
450 5th St. N.W.
Washington, DC  20549

RE:  ACKEEOX CORP.

Ladies and Gentlemen:

We are acting as counsel to Ackeeox Corp. (the "Company") in connection with its filing of a Registration Statement on Form SB-2 (file no. 333-54116) (such Registration Statement, as amended at the time of its effectiveness, is hereinafter called the "Registration Statement"), covering 1,000,000 units ("Units"), each Unit consisting of one share of the Company's authorized and unissued common stock, $0.01 par value (the "Common Stock"), and a warrant to purchase one share of Common Stock (the "Warrants").

We have examined original copies or copies certified to our satisfaction of the corporate records of the Company, agreements and other instruments, certificates of public officials and such other documents as we deem necessary as the basis for the opinion hereinafter set forth, which opinion is based on Florida law and the federal law of the United States.

On the basis of the foregoing, we are of the opinion that the Units, the Common Stock and the Warrants (including the Common Stock issuable upon the exercise of such Warrants) have been duly authorized and when sold and issued against payment therefor as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

When issued by the Company and countersigned by Florida Atlantic Stock Transfer, Inc., the Company's Warrant Agent, pursuant to the terms of the Warrant Agreement attached as an exhibit to the Registration Statement, the validly issued Warrants will represent binding obligations of the Company, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and subject to the availability of equitable remedies.

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the reference made to us under the caption "Legal Matters" in the Prospectus constituting part of the Registration Statement.

Very truly yours,

/s/MIRKIN & WOOLF, P.A.
MIRKIN & WOOLF, P.A.